UNITED STATES SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006
THE BISYS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of incorporation)	001-31254 (Commission File Number)	13-3532663 (IRS Employer Identification No.)
105 Eisenhower Parkway, Roseland, New Jersey 07068
(Address of principal executive offices)
973-461-2500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (917 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On November 15, 2006, The BISYS Group, Inc. (“BISYS”) entered into a second amendment (the “Amendment”) to its Credit Agreement dated as of January 3, 2006 (as previously amended, the “Credit Agreement”). The Amendment amends the Credit Agreement to, among other things, extend to January 15, 2007, the time to deliver its Form 10-K for the fiscal year ended June 30, 2006 and the related compliance certificate and to also extend the time to deliver its Form 10-Q for the first and second quarters of fiscal 2007. In addition, the Amendment changed the definitions of (i) “Consolidated EBITDA” to exclude payments made in respect of the recently announced agreements to settle the securities class action lawsuit and the SEC’s investigation into prior restatements of the company’s financial results, and (ii) “Revolving Commitment” to maintain the commitment amount at $100,000,000 through maturity of the credit facility. The Amendment further allows BISYS to seek an extension in the Maturity Date of the Credit Agreement from June 30, 2007 to December 31, 2007 and includes an uncommitted accordion feature that allows BISYS to request a term loan of up to $50 million under the Credit Agreement. SunTrust, or participating lenders if the credit facility is syndicated, has no obligation to make such term loan.
          The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the actual agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
Exhibits:
10.1 Second Amendment to Credit Agreement dated as of November 15, 2006, among The BISYS Group, Inc., the lenders party thereto and SunTrust Bank, as Administrative Agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BISYS GROUP, INC.
By:	/s/ Steven Kyono
Steven Kyono
Executive Vice President, General Counsel & Secretary

Date: November 20, 2006